UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

Fiserv, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-14948	39-1506125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of principal executive offices, including zip code)

(262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 1, 2012, Fiserv, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company and the financial institutions parties thereto. The Credit Agreement amended and restated the Company’s existing $1 billion revolving credit facility. The Company intends to use the amended and restated revolving credit facility for general corporate purposes.

The Credit Agreement provides for a revolving credit facility that matures on August 1, 2017. The initial maximum aggregate amount of availability under the revolving credit facility is $2 billion, of which no amounts were drawn as of August 1, 2012. Availability under the revolving credit facility is reduced by the face amount of letters of credit issued under the facility from time to time, which was approximately $12.5 million as of August 1, 2012. The Company may increase the maximum aggregate amount of availability under the revolving credit facility by up to $750 million if certain conditions are satisfied, including the absence of any default or event of default under the Credit Agreement at the time of the increase and the Company obtaining the consent of the lenders participating in the increase.

The Company may borrow, repay and re-borrow amounts under the Credit Agreement from time to time until the maturity of the revolving credit facility. Voluntary prepayments and commitment reductions under the Credit Agreement are permitted at any time without fee (other than the reimbursement of customary breakage costs relating to LIBOR-based borrowings) upon proper notice.

The facility fee, the participation fee with respect to participations in letters of credit and the interest rate margin for outstanding amounts fluctuate based upon the Company’s long-term debt rating in effect from time to time.

The Credit Agreement contains various restrictions and covenants applicable to the Company and, with certain exceptions, its subsidiaries. Among other requirements, the Company must (1) limit its consolidated indebtedness as of the end of each fiscal quarter to no more than three and one-half times the Company’s consolidated net earnings before interest, taxes, depreciation, amortization, non-cash charges and expenses and certain other adjustments (“EBITDA”) during the period of four fiscal quarters then ended, and (2) maintain EBITDA of at least three times its consolidated interest expense as of the end of each fiscal quarter for the period of four fiscal quarters then ended. In each case, the Credit Agreement provides for the calculation of EBITDA giving pro forma effect to acquisitions and dispositions during the period to which such calculation relates.

All borrowings under the Credit Agreement are unsecured. However, certain material domestic subsidiaries of the Company will unconditionally guarantee the obligations from time to time arising under the Credit Agreement, and the Company will unconditionally guarantee the obligations of its foreign subsidiaries that from time to time become borrowers under the Credit Agreement.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

1.	Not applicable.

2.	Not applicable.

3.	Not applicable.

4.	Exhibits. The following exhibits are being filed herewith:

(4)	Amended and Restated Credit Agreement, dated as of August 1, 2012, among Fiserv, Inc. and the financial institutions parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: August 2, 2012	By:	/s/ Thomas J. Hirsch
Thomas J. Hirsch
Executive Vice President, Chief Financial
Officer and Treasurer

Fiserv, Inc.

Exhibit Index to Current Report on Form 8-K

Dated August 1, 2012

Exhibit Number

(4)	Amended and Restated Credit Agreement, dated as of August 1, 2012, among Fiserv, Inc. and the financial institutions parties thereto.

5